Exhibit 99.1

October 16, 2017

Liberty Broadband Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) will webcast its annual Investor Meeting on Thursday, November 16, 2017, which will occur immediately following the annual Investor Meeting of Liberty Interactive Corporation (“Liberty Interactive”). Presentations at Liberty Interactive’s annual Investor Meeting will begin at approximately 9:10am E.S.T and Liberty Broadband’s annual Investor Meeting is estimated to begin at approximately 10:20am E.S.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY. If you are interested in attending, please register at https://reg.libertyexperience.com/.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Liberty Broadband website at http://ir.libertybroadband.com/events.cfm to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the morning at the annual Investor Meetings include:

•	Liberty Interactive
o	QVC, Inc.
o	zulily, llc
o	General Communication, Inc.
•	Liberty Broadband
o	Charter Communications, Inc.
•	Liberty Expedia Holdings, Inc.
•	Liberty TripAdvisor Holdings, Inc.
o	TripAdvisor, Inc.

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary Skyhook (formerly TruePosition).

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation